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                                                                    EXHIBIT 99.2


                   AFFIDAVIT OF REGISTRANT WITH RESPECT TO
                  CONSENT OF JAMES M. SCOTT (Director Nominee)



        Pursuant to Rule 438 of Regulation C as promulgated by the Securities and Exchange Commission, the undersigned Samuel R. Blount, Chairman of the Board of Meadowcraft, Inc. (the "Registrant"), submits this affidavit in lieu of the written consent of James M. Scott, named as a Director Nominee in the accompanying Registration Statement, and states as follows:

        1.      The affiant is the Chairman of the Board of the Registrant.

        2. The Board of Directors of the Registrant has nominated James M. Scott as a Director Nominee and intends to appoint Mr. Scott to serve as a member of the Board of Directors of the Registrant effective immediately upon consummation of the Registrant's initial public offering.

        3. Mr. Scott is traveling internationally and is unreachable by telecopier. The Registrant is unable to obtain a signed consent from Mr. Scott in connection with the filing of Amendment No. 1 to its Registration Statement on Form S-1.

        4. Attached as Exhibit A to this consent is a letter dated September 18, 1997, from James M. Scott indicating his willingness to serve as a member of the Board of Directors upon consummation of the Offering.


        Dated, this 30th day of September, 1997.



                                                /s/ Samuel R. Blount
                                                ------------------------------
                                                Samuel R. Blount
                                                Chairman of the Board
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               [CAPEL, HOWARD, KNABE & COBBS, P.A. LETTERHEAD]



                               September 18, 1997





Mr. William McCanna
President
Meadowcraft, Inc.
1401 Meadowcraft Road
Birmingham, Alabama 35215

Dear Bill:

        If you are as effective in inspiring confidence in your employees, co-workers, customers, suppliers and potential investors as you were with your two prospective outside directors, Meadowcraft's continued growth in size and profits is a foregone conclusion. I want to thank you so very much for spending your time with Reece McKinney and me Tuesday. It was a great day looking at wonderfully, well-run plants and meeting an absolutely first-rate management team. I look forward to working with this company, and have every confidence that whatever business prestige I have in the community will be greatly enhanced by my association with you and Meadowcraft over the years.

        Thanks again.  I really look forward to working with you.

                                        Warmest personal regards,

                                        /s/ James M. Scott

                                        James M. Scott


JMS/eb